UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2019
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of 2019 Key Employee Severance Benefit Plan

Five9, Inc. (the “Company” or “we”) had previously adopted (in April 2014) the Key Employee Severance Benefit Plan (the “Prior KESP”), which expired by its terms on April 3, 2019. On April 3, 2019, the Compensation Committee of the Board of Directors of the Company approved the Five9, Inc. 2019 Key Employee Severance Benefit Plan (the “KESP”), which became effective on April 4, 2019. The KESP provides the same level of benefits for participating senior executives, including the Company’s executive officers, as was provided for under the Prior KESP.

Under the KESP, participants are entitled to certain predetermined payments in the event of certain qualifying terminations of employment, whether or not in connection with a change in control of the Company, as outlined below.

Under the KESP, if a participant’s employment with us is terminated by us without “cause” (as defined in the KESP) (other than due to death or disability), and such termination is not in connection with a “change in control” (as defined in the KESP), then the participant is eligible to receive:

•
a lump sum cash payment equal to 12 months (in the case of a Tier 1 Participant), 9 months (in the case of a Tier 2 Participant), 6 months (in the case of a Tier 3 Participant) or 4 months (in the case of a Tier 4 Participant) of the participant’s then-current base salary, and

•
either payment of the premiums for the participant’s continued post-termination health insurance coverage, or continued coverage under our health insurance plans for up to 12 months (in the case of a Tier 1 Participant), 9 months (in the case of a Tier 2 Participant), 6 months (in the case of a Tier 3 Participant) or 4 months (in the case of a Tier 4 Participant).

Pursuant to his employment offer letter, if our Chief Executive Officer, Rowan Trollope, terminates his employment with us pursuant to a “constructive termination” (as defined in his employment offer letter), and such termination is not in connection with a “change in control” (as defined in the KESP), then Mr. Trollope is eligible to receive the same Tier 1 Participant benefits as described above in the event of a termination without “cause.”

If a participant’s employment with us is terminated by us without cause (other than due to death or disability) or by the participant pursuant to a “constructive termination” (as defined in the KESP, or in the case of Mr. Trollope, as defined in his employment offer letter), and in each case, such qualifying termination occurs within 3 months prior to, on or within 12 months after a change in control, then the participant is instead eligible to receive:

•
a lump sum cash payment equal to 18 months (in the case of a Tier 1 Participant), 15 months (in the case of a Tier 2 Participant), 12 months (in the case of a Tier 3 Participant) or 6 months (in the case of a Tier 4 Participant) of the participant’s then-current base salary and target annual bonus opportunity (prorated for partial years in the severance period),

•
either payment of the premiums for the participant’s continued post-termination health insurance coverage for up to 18 months (in the case of a Tier 1 Participant), 15 months (in the case of a Tier 2 Participant), 12 months (in the case of a Tier 3 Participant) or 6 months (in the case of a Tier 4 Participant), and

•	full accelerated vesting of the participant’s then-outstanding and unvested equity awards.

If the payments or benefits payable under the KESP would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after tax benefit to the participant. Each participant must execute and deliver an effective release of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the KESP.

The participating executive officers and their respective Tiers under the KESP are as follows:

Name	Position Level	Tier
Rowan Trollope	Chief Executive Officer	1
Barry Zwarenstein	Chief Financial Officer and Secretary	2
Daniel Burkland	President	3
Scott Welch	Executive Vice President, Cloud Operations	3
Ryan Kam	Chief Marketing Officer	3
James Doran	Executive Vice President of Strategy and Operations	3
David Pickering	Executive Vice President of Engineering	3
Jonathan Rosenberg	Chief Technology Officer	3

The foregoing is not a complete description of the KESP and is qualified in its entirety by reference to the full text of the KESP, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description
10.1          Five9, Inc. 2019 Key Employee Severance Benefit Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.
Date: April 9, 2019	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer